UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 30, 2008

COUNTERPATH CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-50346
(Commission File Number)

20-0004161
(IRS Employer Identification No.)

300-505 Burrard Street, Vancouver, British Columbia, Canada V7X 1M3
(Address of principal executive offices and Zip Code)

604.320.3344
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 30, 2008, Greg Pelling resigned as the Chief Executive Officer of our company. On the same date, we appointed (i) Donovan Jones, 39, the President, since April 2006, and a director, since June 2007, of our company, as the Chief Executive Officer of our company; and (ii) Greg Pelling, 49, as the Chief Strategy Officer of our company. Mr. Pelling continues to act as a director of our company. Mr. Pelling was appointed as a director of our company in August 2007.

Family relationships

There are no family relationships between Donovan Jones and/or Greg Pelling and the other directors or officers of our company.

Business experience

Donovan Jones has been our President and Chief Operating Officer since April 2006 and was our Vice President of Sales between May 2005 and April 2006. Mr. Jones leads global Sales, Marketing, Development and Operations activities and is responsible for strategic and financial initiatives to drive our overall growth. Prior to this, Mr. Jones was with a boutique investment banking firm, where he was responsible for sourcing and executing transactions for mid-market private companies. From 1996 to 2004 with TELUS Communications, Canada's second largest Telecommunications company, Mr. Jones held increasingly senior positions in Corporate Development and Client Solutions, which had him involved in planning and executing a series of merger, acquisition and divestiture activities in the telecommunications, application development and data network integration space. Additionally, Mr. Jones was involved the strategic planning process for businesses focused on application and web development, hosting, human resources, supply operations and sales efficiency; Mr. Jones' efforts with TELUS culminated in his position of Director/Chief Operating Officer Marketing with responsibility for a business unit focused on the selling, implementing and management of enterprise voice, data and IP infrastructure.

Previous to this, Mr. Jones has consulted on strategy, process improvement, human resource strategy, and funding for several software and high technology companies. Mr. Jones holds a Masters in Business Administration from the University of Calgary and an Economics degree from the University of Alberta.

Greg Pelling was our Chief Executive Officer from August 2, 2007 to April 30, 2008. Mr. Pelling is a 20-year technology and IT industry veteran, whose career includes Senior Industry Partner at PricewaterhouseCoopers, management roles in leading Systems Integration and Consumer Software Development companies, and more recently as part of Cisco Systems Inc.’s strategic leadership team where he was responsible for new business and building out the company’s Global Development Centers. From February 2007 to August 2007, as the President of NewHeights Software, Mr. Pelling was responsible for leading NewHeights Software in corporate strategy, business development, product innovation, market gains and profitability commitments. Prior to joining NewHeights Software, Mr. Pelling was Global Managing Director, Advanced IT Services of Cisco Systems, Inc.; prior to which he was Managing Director, Asia Pacific/Japan, Internet Business Solutions Group of Cisco Systems from January 2001 to August 2004. As the Managing Director Asia Pacific and Japan for Cisco Systems Internet Business Solutions Group, he was an advisor to governments and Fortune 500 corporations where he provided strategic advice on creating competitive advantage from IT and the Internet to the top corporations and governments in the region. Before joining Cisco Systems, he was Executive Director, Partner and Senior Industry Partner at PricewaterhouseCoopers from 1995 to 2001. Prior to joining PricewaterhouseCoopers, Mr. Pelling held executive positions in several Canadian companies including Intergraph, SHL Systemhouse, Wang Labs and Richmond Technologies. Mr. Pelling is a graduate of UBC and holds an executive MBA in International Management.

Transactions with related persons

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds the lesser of $120,000 or one percent of our total assets at our year end for the last three completed fiscal years, and in which, to our knowledge, Donovan Jones or Greg Pelling, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COUNTERPATH CORPORATION

By:	/s/ “David Karp”
David Karp
Chief Financial Officer

Dated: April 30, 2008